UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report

(Date of earliest event reported):

June 27, 2008

BIOPURE CORPORATION

(Exact name of registrant as specified in its charter)

DELAWARE	000-15167	04-2836871
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11 HURLEY STREET

CAMBRIDGE, MA 02141

(Address of principal executive offices and zip code)

(617) 234-6500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(d))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.	Entry into a Material Definitive Agreement.

On June 27, 2008, Biopure Corporation (“Biopure”) entered into a Securities Purchase Agreement (the “Purchase Agreement”) with accredited investors (the “Purchasers”) pursuant to which Biopure agreed to sell, in a private placement (the “Private Placement”), an aggregate of up to 6,810,772 units (the “Units”), each consisting of one share (collectively, the “Shares”) of Biopure’s Class A common stock, par value $0.01 per share (the “Common Stock”), and a five-year warrant (collectively, the “Warrants”) to acquire, at an exercise price of $0.45 per share, an additional share of Common Stock (collectively, the “Warrant Shares”). The Warrants are exercisable at any time between January 2, 2009 and June 30, 2013, by delivering to Biopure an exercise notice along with payment of the applicable exercise price. The Units were sold at a per unit price of $0.3377. These units are to be sold in six monthly increments, subject to closing conditions. The Purchasers also have certain rights to terminate the Purchase Agreement. The first closing of the private placement occurred on June 30, 2008.

Pursuant to the Purchase Agreement, Biopure agreed to file a Registration Statement on Form S-3 with the Securities and Exchange Commission (the “Commission”), within thirty days of the closing of the Private Placement, to register the resale of the Shares and the Warrant Shares. Biopure also agreed to use commercially reasonable efforts to have the Registration Statement declared effective within 90 days after the closing of the Private Placement, or 120 days after the closing of the Private Placement if the Registration Statement receives Commission review. If the Registration Statement is not filed or is not declared effective by the applicable required date, then Biopure has agreed to pay each Purchaser liquidated damages at a rate equal to 1.5% per month (pro rata on a 30 day basis) of the purchase price paid by each such Purchaser in the Private Placement for each day following the applicable required date until the Registration Statement is either filed or declared effective, as the case may be, provided, however, that the maximum aggregate amount of liquidated damages payable to each Purchaser is limited to 12% of the purchase price paid by each such Purchaser in the Private Placement.

The foregoing description of the Private Placement, the Purchase Agreement and the Warrants does not purport to be complete and is qualified in its entirety by reference to the form of Warrant attached hereto as Exhibit 4.1 and the Purchase Agreement attached hereto as Exhibit 10.1, each of which is incorporated herein by this reference.

ITEM 3.02.	Unregistered Sales of Equity Securities.

Biopure expects the Private Placement of the Units to result in gross proceeds to Biopure of approximately $2.3 million.

The Shares and the Warrants were offered and sold in the Private Placement to accredited investors without registration under the Securities Act in reliance on the exemptions provided by Section 4(2) of the Securities Act and Regulation D promulgated thereunder. Accordingly, the securities issued in the Private Placement have not been registered under the Securities Act and until so registered the securities may not be offered or sold in the United States absent registration or availability of an applicable exemption from registration

Additional information regarding the Shares, the Warrants and the Private Placement is included under Item 1.01 of this Current Report on Form 8-K, which is incorporated herein by reference.

ITEM 8.01.	Other Events.

On July 2, 2008, Biopure issued a press release announcing it had entered into the Purchase Agreement in connection with the Private Placement. The full text of Biopure’s press release regarding the announcement is filed as Exhibit 99.1 to this Current Report on Form 8-K, and is incorporated herein by reference.

ITEM 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

4.1	Form of Common Stock Warrant dated June 30, 2008.

10.1	Purchase Agreement by and among the Company and each investor dated June 27, 2008

99.1	Press Release issued by Biopure Corporation on July 2, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIOPURE CORPORATION

Date: July 3, 2008	By:	/s/ Zafiris G. Zafirelis
	Name:	Zafiris G. Zafirelis
	Title:	President and CEO

EXHIBIT INDEX

Exhibit Number.	Description
4.1	Form of Common Stock Warrant dated June 30, 2008.

10.1	Purchase Agreement by and among the Company and each investor dated June 27, 2008.

99.1	Press Release dated July 3, 2008.